EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Second Quarter 2021 Results

EDINBURG, Va., July 29, 2021 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced second quarter 2021 financial and operating results.

Highlights

  Completed the sale of Wireless assets and operations to T-Mobile for $1.94 billion in cash on July 1, 2021.
  Declared a Special Dividend of $18.75 per share on July 2, 2021 payable on August 2, 2021.
  Broadband data net adds were approximately 3,900 including 1,645 for Glo Fiber and 372 for Beam, respectively.
  Revenue and Adjusted OIBDA grew 11.7% and 29.6%, respectively.
  Earnings per diluted share for continuing operations grew to $0.04 compared to a loss of $0.01 per diluted share in the second quarter 2020.
  Total Broadband homes and businesses passed grew sequentially 19,000 or 7.3% to approximately 279,000.

“Our transformation into a broadband-centric company is now complete with the closing of the sale of our Wireless assets and operations to T-Mobile on July 1, 2021. As a result of the successful sale, we are very pleased to return over $936 million in value to our shareholders via a special dividend,” said President and CEO, Christopher E. French. “We made strong progress in the second quarter in growing our broadband networks and data subscribers and reducing our operating expenses to align with our broadband and tower businesses. The combination of these actions has led to outstanding revenue and Adjusted OIBDA growth rates in the second quarter and have positioned us well for sustainable growth in future periods.”

Shentel's second-quarter earnings conference call will be webcast at 8:00 a.m. ET on Friday, July 30, 2021. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Consolidated Second Quarter 2021 Results

  Revenue in the second quarter of 2021 grew 11.7% to $60.7 million, compared with the second quarter of 2020, due to the growth of 12.2% in Broadband and 8.3% in Tower segments.

  Adjusted OIBDA in the second quarter of 2021 grew 29.6% to $16.3 million, compared with the second quarter of 2020, due to growth in Broadband and Tower of 2.5% and 9.3%, respectively. Corporate expenses declined 30.0% from the same period a year ago due to lower compensation, legal and professional fees.

  Operating income in the second quarter of 2021 was $2.7 million compared with a loss of $1.9 million in the second quarter of 2020.

  Earnings from continuing operations per diluted share was $0.04 in the second quarter of 2021 and earnings from discontinued operations grew 74.6% to $1.03 per diluted share from the second quarter of 2020.

Broadband

  Total broadband data Revenue Generating Units ("RGUs") as of June 30, 2021, were 111,475, representing 20.3% year over year growth. Penetration for incumbent cable, Glo Fiber and Beam were 49%, 15% and 4%, respectively, compared to 44%, 10% and 0%, respectively, as of June 30, 2020. Total Glo Fiber and Beam passings grew year over year by approximately 33,200 and 21,800, respectively.

  Broadband revenue in the second quarter of 2021 grew $6.1 million or 12.2% to $56.2 million compared with $50.1 million in the second quarter of 2020, primarily driven by a $6.3 million or 16.7% increase in Residential & SMB revenue on a 20.3% increase in broadband data RGUs. RLEC revenue declined by $0.4 million, or 8.8%, to $3.7 million, primarily driven by the migration of DSL subscribers to our Broadband cable modem service, and lower governmental support. We expect RLEC revenue to continue to decline.

  Broadband operating expenses in the second quarter of 2021 were $47.7 million compared to $40.6 million in the second quarter of 2020, driven by costs incurred to support the growth of Glo Fiber and Beam fixed wireless, including a $1.4 million increase in depreciation, a $1.2 million increase in compensation and commissions expenses primarily from increased staffing, a $1.0 million increase in software and professional fees due to enhancements in our back-office systems, a $0.7 million increase in maintenance and line costs from growth in our network, a $0.6 million increase in advertising, a $0.5 million increase in telemarketing fees, a $0.5 million increase in franchise and regulatory fees, and a $0.5 million increase in programming fees.

  Broadband Adjusted OIBDA in the second quarter of 2021 grew 2.5% to $20.3 million, compared with $19.8 million for the second quarter of 2020.

  Broadband Operating income in the second quarter of 2021 was $8.5 million, compared to $9.5 million in the second quarter of 2020.

Tower

  Tower revenue in the second quarter of 2021 grew 8.3% to $4.6 million, compared with the second quarter of 2020, due to an 8.5% increase in tenants.

  Tower Adjusted OIBDA in the second quarter of 2021 grew 9.3% to $3.0 million, compared with $2.7 million for the second quarter of 2020, due to revenue growth and steady expenses.

  Tower operating income in the second quarter of 2021 was $2.5 million, compared to $2.2 million in the second quarter of 2020.

Other Information

  On July 1, 2021, pursuant to the previously announced Asset Purchase Agreement, dated May 28, 2021, between Shentel and T-Mobile USA, Inc. (“T-Mobile”), Shentel completed the sale of its Wireless assets and operations to T-Mobile for cash consideration of approximately $1.94 billion, inclusive of the approximately $60 million settlement of the waived management fees by Sprint Corporation, an indirect subsidiary of T-Mobile, and net of certain transaction expenses (the “Transaction”).

  The Company currently expects the after-tax proceeds from the Transaction to be approximately $1.5 billion. The Company used approximately $684 million of the proceeds to fully repay all outstanding principal amounts under, and terminate, the then-existing credit agreement (the "Prior Credit Agreement") and to fully repay and terminate the interest rate swaps. The remainder of the proceeds will be used to fund a special dividend of $18.75 per share on the issued and outstanding shares of the Company's common stock (the "Special Dividend").

  On July 1, 2021, we entered into a new Credit Agreement (the “New Credit Agreement”) with various financial institutions party thereto. The New Credit Agreement provides for three credit facilities, in an aggregate amount equal to $400 million: (i) a $100 million five-year revolving credit facility, (ii) a $150 million five-year delay draw amortizing term loan and (iii) a $150 million seven-year delay draw amortizing term loan. We have not made any borrowing under the New Credit Agreement as of the date of this press release. We do not currently expect to draw upon any portion of the New Credit Agreement until the fourth quarter of 2021.

  On July 2, 2021, the Company’s Board of Directors declared a special dividend of $18.75 per share on the issued and outstanding shares of the Company’s common stock (the “Special Dividend”). The Special Dividend is payable on August 2, 2021 to shareholders of record as of the close of business on July 13, 2021. Since the Special Dividend is more than 25% of the current share price, in accordance with NASDAQ rules, the ex-dividend date will be August 3, 2021, the first business day after the payment date. The Company currently expects approximately $14.5 million of the Special Dividend to be reinvested in shares of the Company’s common stock via the Company’s Dividend Reinvestment Plan. The reinvested dividends are expected to be used to purchase shares of the Company’s common stock in market transactions during the thirty days following the dividend payment date. The total payout to Shentel shareholders, before any reinvestment via the Company’s Dividend Reinvestment Plan, will be approximately $937 million.

  The Company currently expects to incur approximately $5.1 million of severance expense during 2021, with approximately $2.1 million attributable to continuing operations and $3.0 million related to discontinued operations. Approximately $1.2 million of severance expense was recognized during the first half of 2021, with $0.7 million related to continuing operations and $0.5 million related to discontinued operations. The remaining severance expenses are expected to be incurred in the third quarter of 2021 following the sale of our Wireless operations. The workforce reduction is expected to decrease the Company's annualized run-rate operating expenses for continuing operations by approximately $4 million.

  Cash and cash equivalents grew sequentially $19.6 million to $248.8 million as of June 30, 2021 driven by strong cash flow from discontinued operations. Giving effect to the closing of the Transaction, the Special Dividend, termination of the Prior Credit Agreement, and the execution of the New Credit Agreement, as if those events had occurred on June 30, 2021, the Company would have had approximately $480 million of liquidity on a pro forma basis.

  Capital expenditures were $79.6 million for the six months ended June 30, 2021 compared with $52.9 million in the comparable 2020 period. The $26.7 million increase in capital expenditures was primarily due to higher spending in the Broadband segment driven by the expansion of Glo Fiber and Beam.

2021 Outlook
The Company is reaffirming the full-year 2021 guidance as summarized below:

($ in millions)	Year Ending December 31,			Year Ended December 31, 2019	% Change 2020 to 2021 Midpoint	% Change 2019 to 2020
	2021		2020
	Guidance		Actual
	Low	High
Revenue	$241	$248	$221	$207	10.6%	6.8%
Operating Income (loss)	$7	$14	$(1)	$(1)	nm	—%
Adjusted OIBDA	$69	$76	$57	$49	27.2%	16.3%
Capital Expenditures	$157	$168	$120	$67	35.4%	79.1%

Adjusted OIBDA is a non-GAAP financial measure that is not determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Reconciliations of this non-GAAP financial measures are provided in this press release after the consolidated financial statements.

Conference Call and Webcast

Teleconference Information:

       Date: July 30, 2021
       Time: 8:00 A.M. (ET)
       Dial in number: 1-888-695-7639

       Password: 7086645

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through August 29, 2021 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art cable, fiber optic and fixed wireless networks to customers in the Mid-Atlantic United States. The Company’s services include: broadband internet, video, and voice; fiber optic Ethernet, wavelength and leasing; and tower colocation leasing. The Company owns an extensive regional network with over 7,000 route miles of fiber and 223 macro cellular towers. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission. Those factors may include natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, changes in general economic conditions, increases in costs, changes in regulation and other competitive factors. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
       Shenandoah Telecommunications Company
       Jim Volk
       Senior Vice President and Chief Financial Officer
       540-984-5168
       Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Service revenue and other	$60,700	$54,336	$120,391	$107,470
Operating expenses:
Cost of services	24,335	22,181	47,618	42,498
Selling, general and administrative	20,320	22,092	40,473	44,188
Restructuring expense	43	—	661	—
Depreciation and amortization	13,299	11,930	26,565	24,015
Total operating expenses	57,997	56,203	115,317	110,701
Operating income (loss)	2,703	(1,867)	5,074	(3,231)
Other income:
Other income, net	1,338	1,271	2,938	2,020
Income (loss) before income taxes	4,041	(596)	8,012	(1,211)
Income tax expense (benefit)	2,185	(60)	3,107	(825)
Income (loss) from continuing operations	1,856	(536)	4,905	(386)
Income from discontinued operations, net of tax	51,566	29,783	100,038	42,913
Net income	$53,422	$29,247	$104,943	$42,527

Net income per share, basic and diluted:
Basic - Income (loss) from continuing operations	$0.04	$(0.01)	$0.10	$(0.01)
Basic - Income from discontinued operations, net of tax	$1.03	$0.59	$2.00	$0.86
Basic net income per share	$1.07	$0.58	$2.10	$0.85

Diluted - Income (loss) from continuing operations	$0.04	$(0.01)	$0.10	$(0.01)
Diluted - Income from discontinued operations, net of tax	$1.03	$0.59	$2.00	$0.86
Diluted net income per share	$1.07	$0.58	$2.10	$0.85

Weighted average shares outstanding, basic	49,945	49,902	49,945	49,878
Weighted average shares outstanding, diluted	50,075	49,902	50,067	49,878

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	June 30, 2021	December 31, 2020

Cash and cash equivalents	$248,789	$195,397
Other current assets	79,162	80,024
Current assets held for sale	1,101,193	1,133,294
Total current assets	1,429,144	1,408,715

Investments	13,793	13,769
Property, plant and equipment, net	495,599	440,427
Intangible assets, net and Goodwill	106,345	106,759
Operating lease right-of-use assets	54,254	50,387
Deferred charges and other assets, net	16,097	11,650
Total assets	$2,115,232	$2,031,707

Current liabilities held for sale	$423,008	$452,202
Total current liabilities	733,530	755,859
Other liabilities	270,907	241,252
Total shareholders’ equity	687,787	582,394
Total liabilities and shareholders’ equity	$2,115,232	$2,031,707

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income	$104,943	$42,527
Income from operations of discontinued operations, net of tax	100,038	42,913
Income (loss) from continuing operations	4,905	(386)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,144	23,694
Amortization of intangible assets	421	321
Bad debt expense	448	436
Stock based compensation expense, net of amount capitalized	834	4,169
Deferred income taxes	3,251	(499)
Other adjustments	(649)	(73)
Changes in assets and liabilities	(7,180)	1,641
Net cash provided by operating activities – continuing operations	28,174	29,303
Net cash provided by operating activities – discontinued operations	125,011	99,636
Net cash provided by operating activities	153,185	128,939

Cash flows from investing activities:
Capital expenditures	(79,562)	(52,888)
Proceeds from sale of assets and other	189	(936)
Net cash used in investing activities – continuing operations	(79,373)	(53,824)
Net cash used in investing activities – discontinued operations	(928)	(13,716)
Net cash used in investing activities	(80,301)	(67,540)

Cash flows from financing activities:
Taxes paid for equity award issuances	(1,627)	(2,182)
Other	(804)	(95)
Net cash used in financing activities – continuing operations	(2,431)	(2,277)
Net cash used in financing activities – discontinued operations	(17,061)	(17,061)
Net cash used in financing activities	(19,492)	(19,338)

Net increase in cash and cash equivalents	53,392	42,061
Cash and cash equivalents, beginning of period	195,397	101,651
Cash and cash equivalents, end of period	$248,789	$143,712

Non-GAAP Financial Measures
Adjusted OIBDA

Adjusted OIBDA represents Operating income before depreciation, amortization of intangible assets, stock-based compensation and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA is a non-GAAP financial measure that we use to evaluate our operating performance in comparison to our competitors. Management believes that analysts and investors use Adjusted OIBDA as a supplemental measure of operating performance to facilitate comparisons with other telecommunications companies. This measure isolates and evaluates operating performance by excluding the cost of financing (e.g., interest expense), as well as the non-cash depreciation and amortization of past capital investments, non-cash share-based compensation expense, and certain other items of revenue, expense, gain or loss not reflective of our operating performance.

Adjusted OIBDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for operating income, net income or any other measure of financial performance reported in accordance with GAAP.

The following tables reconcile Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure:

Three Months Ended June 30, 2021
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$8,492	$2,509	$(8,298)	$2,703
Depreciation	11,577	449	1,075	13,101
Amortization	198	—	—	198
OIBDA	20,267	2,958	(7,223)	16,002
Stock compensation expense	—	—	192	192
Deal advisory fees	1	—	27	28
Restructuring expense	27	—	16	43
Adjusted OIBDA	$20,295	$2,958	$(6,988)	$16,265

Three Months Ended June 30, 2020
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$9,500	$2,229	$(13,596)	$(1,867)
Depreciation	10,140	477	1,146	11,763
Amortization	167	—	—	167
OIBDA	19,807	2,706	(12,450)	10,063
Stock compensation expense	—	—	1,430	1,430
Deal advisory fees	—	—	1,060	1,060
Adjusted OIBDA	$19,807	$2,706	$(9,960)	$12,553

Six Months Ended June 30, 2021
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$18,919	$5,211	$(19,056)	$5,074
Depreciation	23,115	930	2,099	26,144
Amortization	421	—	—	421
OIBDA	42,455	6,141	(16,957)	31,639
Stock compensation expense	—	—	834	834
Deal advisory fees	116	—	136	252
Restructuring expense	132	—	529	661
Adjusted OIBDA	$42,703	$6,141	$(15,458)	$33,386

Six Months Ended June 30, 2020
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$20,162	$4,024	$(27,417)	$(3,231)
Depreciation	20,020	947	2,727	23,694
Amortization	321	—	—	321
OIBDA	40,503	4,971	(24,690)	20,784
Stock compensation expense	—	—	4,169	4,169
Deal advisory fees	—	—	1,970	1,970
Adjusted OIBDA	$40,503	$4,971	$(18,551)	$26,923

2021 Outlook – Adjusted OIBDA

($ in millions)	Year Ending December 31,			Year Ended December 31, 2019
	2021		2020
	Guidance		Actual
	Low	High
Operating Income (loss)	$7	$14	$(1)	$(1)
Depreciation	$53	$53	$48	$46
Amortization	$1	$1	$1	$1
Stock compensation expense	$6	$6	$6	$3
Deal advisory fees	$—	$—	$3	$—
Restructuring expense and other	$2	$2	$—	$—
Adjusted OIBDA	$69	$76	$57	$49

Segment Results

Three Months Ended June 30, 2021:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$43,989	$—	$—	$43,989
Commercial Fiber	6,531	—	—	6,531
RLEC & Other	3,605	—	—	3,605
Tower lease	—	2,019	—	2,019
Service revenue and other	54,125	2,019	—	56,144
Revenue for service provided to the discontinued Wireless operations	2,102	2,595	(141)	4,556
Total revenue	56,227	4,614	(141)	60,700
Operating expenses
Cost of services	23,127	1,318	(110)	24,335
Selling, general and administrative	12,806	338	7,176	20,320
Restructuring expense	27	—	16	43
Depreciation and amortization	11,775	449	1,075	13,299
Total operating expenses	47,735	2,105	8,157	57,997
Operating income (loss)	$8,492	$2,509	$(8,298)	$2,703

Three Months Ended June 30, 2020

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$37,684	$—	$—	$37,684
Commercial Fiber	6,282	—	—	6,282
RLEC & Other	3,982	—	—	3,982
Tower lease	—	1,829	—	1,829
Service revenue and other	47,948	1,829	—	49,777
Revenue for service provided to the discontinued Wireless operations	2,185	2,430	(56)	4,559
Total revenue	50,133	4,259	(56)	54,336
Operating expenses
Cost of services	20,861	1,315	5	22,181
Selling, general and administrative	9,465	238	12,389	22,092
Depreciation and amortization	10,307	477	1,146	11,930
Total operating expenses	40,633	2,030	13,540	56,203
Operating income (loss)	$9,500	$2,229	$(13,596)	$(1,867)

Six Months Ended June 30, 2021:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$86,919	$—	$—	$86,919
Commercial Fiber	12,916	—	—	12,916
RLEC & Other	7,236	—	—	7,236
Tower lease	—	4,169	—	4,169
Service revenue and other	107,071	4,169	—	111,240
Revenue for service provided to the discontinued Wireless operations	4,310	5,110	(269)	9,151
Total revenue	111,381	9,279	(269)	120,391
Operating expenses
Cost of services	45,263	2,566	(211)	47,618
Selling, general and administrative	23,531	572	16,370	40,473
Restructuring expense	132	—	529	661
Depreciation and amortization	23,536	930	2,099	26,565
Total operating expenses	92,462	4,068	18,787	115,317
Operating income (loss)	$18,919	$5,211	$(19,056)	$5,074

Six Months Ended June 30, 2020:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$74,693	$—	$—	$74,693
Commercial Fiber	12,482	—	—	12,482
RLEC & Other	8,026	—	—	8,026
Tower lease	—	3,626	—	3,626
Service revenue and other	95,201	3,626	—	98,827
Revenue for service provided to the discontinued Wireless operations	4,718	4,363	(438)	8,643
Total revenue	99,919	7,989	(438)	107,470
Operating expenses
Cost of services	40,247	2,254	(3)	42,498
Selling, general and administrative	19,169	764	24,255	44,188
Depreciation and amortization	20,341	947	2,727	24,015
Total operating expenses	79,757	3,965	26,979	110,701
Operating income (loss)	$20,162	$4,024	$(27,417)	$(3,231)

Supplemental Information

Broadband Operating Statistics

	June 30, 2021	June 30, 2020
Broadband homes and businesses passed (1)	278,952	220,442
Incumbent Cable (2)	210,787	207,269
Glo Fiber	46,368	13,173
Beam	21,797	—

Broadband customer relationships (3)	116,987	101,816

Residential & SMB RGUs:
Broadband Data	111,475	92,695
Incumbent Cable (2)	103,465	91,364
Glo Fiber	7,169	1,331
Beam	841	—
Video (2)	51,355	53,153
Voice (2)	34,664	32,252
Total Residential & SMB RGUs (excludes RLEC)	197,494	178,100

Residential & SMB Penetration (4)
Broadband Data	40.0%	42.0%
Incumbent Cable	49.1%	44.1%
Glo Fiber	15.5%	10.1%
Beam	3.9%	—%
Video	18.4%	24.1%
Voice	14.4%	16.5%

Fiber route miles	7,041	6,478
Total fiber miles (5)	440,236	346,969

__________________________________

(1)	Homes and businesses are considered passed (“homes passed”) if we can connect them to our network without further extending the distribution system. Homes passed is an estimate based upon the best available information. Homes passed will vary among video, broadband data and voice services.
(2)	The Company acquired Canaan Cable on December 31, 2020 adding 1,100 homes passed, 512 data RGUs, 324 video RGUs and 164 voice RGUs.
(3)	Customer relationships represent the number of billed customers who receive at least one of our services.
(4)	Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
(5)	Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Broadband - Residential and SMB ARPU
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Residential and SMB Revenue:
Broadband	$25,714	$21,003	$50,298	$40,836
Incumbent Cable	24,177	20,802	47,641	40,570
Glo Fiber	1,394	201	2,462	266
Beam	143	—	195	—
Video	15,611	14,938	31,263	29,759
Voice	2,893	2,808	5,792	5,634
Discounts and adjustments	(229)	(1,065)	(434)	(1,536)
Total Revenue	$43,989	$37,684	$86,919	$74,693

Average RGUs:
Broadband Data	109,656	89,780	107,403	87,335
Incumbent Cable	102,688	88,970	101,403	86,796
Glo Fiber	6,308	810	5,551	539
Beam	660	—	449	—
Video	51,715	53,111	52,076	53,053
Voice	33,993	32,039	33,462	31,816

ARPU: (1)
Broadband	$78.17	$77.98	$78.05	$77.93
Incumbent Cable	$78.48	$77.94	$78.30	$77.90
Glo Fiber	$73.66	$82.72	$73.92	$82.25
Beam	$72.22	$—	$72.38	$—
Video	$100.62	$93.75	$100.06	$93.49
Voice	$28.37	$29.21	$28.85	$29.51

__________________________________

(1)	Average Revenue Per RGU calculation = (Residential & SMB Revenue * 1,000) / average RGUs / 3 months

Tower Operating Statistics

	June 30, 2021	June 30, 2020
Macro tower sites	223	220
Tenants (1)	448	413
Average tenants per tower	1.9	1.8

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(1)	Includes 239 and 206 intercompany tenants for our Wireless operations, (reported as a discontinued operation), and Broadband operations, as of June 30, 2021 and 2020, respectively.